EXHIBIT 3.20

CERTIFICATE OF FORMATION

OF

TEMPUR-PEDIC AMERICA, LLC

This Certificate of Formation of Tempur-Pedic America, LLC (the “LLC”), dated as of November 7, 2011, has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST, The name of the limited liability company formed hereby is Tempur-Pedic America, LLC.

SECOND, The address of the registered office of the LLC in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, DE 19901.

THIRD, The name and address of the registered agent for service of process on the LLC in the State of Delaware are National Corporate Research, Ltd., 615 South DuPont Highway, Dover, DE 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Dale E. Williams
Name: Dale E. Williams
Authorized Person